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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
First Community Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMUNITY BANCORP
6110 El Tordo
Rancho Santa Fe, CA 92067

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 22, 2002

        The 2002 Annual Meeting of Shareholders of First Community Bancorp (the "Company") will be held on Wednesday, May 22, 2002, at 10:00 a.m., at The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California, for the following purposes:

          1.    To elect eleven (11) members of the Board of Directors who shall hold office until the next Annual Meeting of Shareholders and thereafter until their successors are duly elected and qualified.

          2.    To approve an amendment to the Company's 2000 Stock Incentive Plan to increase the number of shares subject to the Plan from 1,075,079 to 1,600,000 shares.

          3.    To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on April 5, 2002 as the record date for determining the shareholders having the right to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors
/s/ LYNN M. HOPKINS
Lynn M. Hopkins, Secretary
Rancho Santa Fe, California April 19, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF EMAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

FIRST COMMUNITY BANCORP

PROXY STATEMENT
FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2002

INTRODUCTION

General

        This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of First Community Bancorp (the "Company") of proxies for use at the 2002 Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, May 22, 2002 at 10:00 a.m., at The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California, and at any adjournment or adjournments thereof (the "Meeting").

        The matters to be considered and voted upon at the Meeting are:

          1.    Election of Directors. To elect eleven (11) members of the Board of Directors who shall hold office until the next Annual Meeting of Shareholders and thereafter until their successors are duly elected and qualified.

          2.    Amendment to 2000 Stock Incentive Plan. To approve an amendment to the Company's 2000 Stock Incentive Plan to increase the number of shares subject to the Plan from 1,075,079 to 1,600,000 shares.

          3.    Other Business. To consider and act upon such other business and matters or proposals as may properly come before the Meeting or any adjournment or adjournments thereof.

        If the enclosed form of proxy (the "Proxy") is executed and returned, it may nevertheless be revoked at any time before it is exercised either (i) by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or (ii) in person at the Meeting. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the holders thereof in accordance with the instructions on the Proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

        The Company mailed this Proxy Statement and the Proxy on or about April 19, 2002 to its shareholders of record at the close of business on April 5, 2002.

Voting Securities

        The number of shares of the Company's common stock outstanding and entitled to vote at the Meeting is 7,534,042. Only those shareholders of record at the close of business on April 5, 2002 (the "Record Date") will be entitled to notice of and to vote at the Meeting. Each holder of common stock is entitled to one vote for each share standing in his/her name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders, except that, in the election of directors, the shares may be voted cumulatively. Cumulative voting enables a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares in respect of which such shareholder is voting or to distribute his/her votes on the same principle among two or more nominees, as he/she sees fit.

        In the election of directors, the eleven (11) nominees receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by Proxy at the Meeting is required to approve the proposed amendment to the 2000 Stock Incentive Plan.

Principal Security Holders

        The following table indicates the beneficial ownership of all persons who beneficially own more than 5% of the Company's common stock as of April 5, 2002.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class(1)
John M. Eggemeyer, III(2) 6051 El Tordo Rancho Santa Fe, California 92067	1,997,565	(2)	26.0%
William J. Ruh(3) 6051 El Tordo Rancho Santa Fe, California 92067	1,737,898	(3)	23.1%
Castle Creek Capital Partners Fund I, LP 6051 El Tordo Rancho Santa Fe, California 92067	645,662		8.6%
Castle Creek Capital Partners Fund IIa, LP 6051 El Tordo Rancho Santa Fe, California 92067	737,917		9.8%
Franklin Mutual Advisors, LLC 51 John F. Kennedy Parkway Short Hills, New Jersey 07078	485,965		6.5%
William J. Herrick 755 Raintree Drive, Suite 200 Carlsbad, CA 92009	436,675		5.8%

(1)
Based on 7,534,042 shares of common stock issued and outstanding as of April 5, 2002.

(2)
Mr. Eggemeyer has direct beneficial ownership of 160,279 shares of Company common stock; options exercisable within 60 days of the Record Date to purchase 120,200 shares of Company common stock; has or shares voting power and/or investment power through Castle Creek Capital Partners Fund I, LP ("Fund I"), of which he is a principal, with respect to 645,662 shares; has or shares voting power and/or investment power, through Castle Creek Capital Partners Fund IIa, LP ("Fund IIa"), of which he is a principal, with respect to 737,917 shares; has or shares voting power and/or investment power through Castle Creek Capital Partners Fund IIb, LP ("Fund IIb"), of which he is a principal, with respect to 311,698 shares (Fund I, Fund IIa and Fund IIb herein referred to as the "Castle Creek Entities"); and 21,809 shares which have been purchased under the Company's Directors Deferred Compensation Plan.

(3)
Includes 1,695,277 shares for which power is exercised as Executive Vice President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members. Power is shared with John M. Eggemeyer, III is President of Castle Creek Capital LLC and as sole shareholder of one of its controlling members.

Security Ownership of Management

        The following table indicates the beneficial ownership of the Company's common stock as of April 5, 2002, by (1) each of the Company's current directors and nominees for election, (2) the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company during 2001, other than the CEO (the "Named Executive Officers"), and (3) all current directors, director nominees and executive officers of the Company as a group, based on the Company's records and data supplied by each of the current directors, director nominees and executive officers. All shares are Company common stock, the only class of equity outstanding. The Percent of Class percentages are based on 7,534,042 shares of common stock issued and outstanding as of April 5, 2002.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Timothy L. Blixseth(1) Current Director and Director Nominee	2,500	(1)	*
Robert M. Borgman(2) Executive Vice President and Chief Credit Officer of the Company	20,054	(2)	0.3%
James A. Boyce(3) Former President of Rancho Santa Fe National Bank	78,820	(3)	1.0%
Harold W. Clark(4) Current Director and Director Nominee	62,114	(4)	0.8%
Stephen M. Dunn(5) Current Director and Director Nominee	11,584	(5)	0.2%
John M. Eggemeyer, III(6) Chairman of the Company, Current Director and Director Nominee	1,997,565	(6)	26.0%
Barry C. Fitzpatrick(7) Current Director and Director Nominee	11,897	(7)	0.2%
Arnold C. Hahn(8) Former Executive Vice President and Chief Financial Officer	8,333	(8)	0.1%
Robert E. Herrmann(9) Current Director and Director Nominee	39,776	(9)	0.5%
Timothy B. Matz(10) Current Director and Director Nominee	34,375	(10)	0.5%
William T. Powers(11) President of the Desert Region of Pacific Western National Bank	68,593	(11)	0.9%
Robert A. Schoellhorn(12) Current Director and Director Nominee	189,324	(12)	2.5%
Robert A. Stine(13) Current Director and Director Nominee	17,182	(13)	0.2%
Matthew P. Wagner(14) President and Chief Executive Officer of the Company, Current Director and Director Nominee	59,645	(14)	0.8%

David S. Williams(15) Current Director and Director Nominee	40,728	(15)	0.5%
All Current Directors, Director Nominees and Executive Officers and Named Executive Officers as a group (21 in number)	2,803,112		35.3%

*
Less than 0.1%

(1)
Mr. Blixseth beneficially owns director stock options to purchase 2,500 shares of the Company's common stock within 60 days of the Record Date.

(2)
Mr. Borgman beneficially owns 55 shares of the Company's common stock and holds employee stock options to purchase 19,999 shares of the Company's common stock within 60 days of the Record Date.

(3)
Mr. Boyce's employment as President and Chief Executive Officer of Rancho Santa Fe National Bank terminated on March 7, 2002. He presently serves as a consultant to the Company. Mr. Boyce beneficially owns 43,820 shares of the Company's common stock and holds nonqualified stock options to purchase 35,000 shares of the Company's common stock within 60 days of the Record Date.

(4)
Mr. Clark beneficially owns 53,600 shares of the Company's common stock and director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date, and 3,414 shares which have been purchased under the Company's Directors Deferred Compensation Plan.

(5)
Mr. Dunn is an investor in Castle Creek Capital Partners Fund IIa, but has no voting or investment control over these shares. Mr. Dunn beneficially owns 6,484 shares of the Company's common stock and director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date.

(6)
Mr. Eggemeyer has direct beneficial ownership of 160,279 shares of Company common stock; options exercisable within 60 days of the Record Date to purchase 120,200 shares of Company common stock; has or shares voting power and/or investment power through Castle Creek Capital Partners Fund I, LP ("Fund I"), of which he is a principal, with respect to 645,662 shares; has or shares voting power and/or investment power, through Castle Creek Capital Partners Fund IIa, LP ("Fund IIa"), of which he is a principal, with respect to 737,917 shares; has or shares voting power and/or investment power through Castle Creek Capital Partners Fund IIb, LP ("Fund IIb"), of which he is a principal, with respect to 311,698 shares; and 21,809 shares which have been purchased under the Company's Directors Deferred Compensation Plan.

(7)
Mr. Fitzpatrick beneficially owns 2,393 shares of the Company's common stock, director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date, and 4,404 shares which have been purchased under the Company's Directors Deferred Compensation Plan.

(8)
Mr. Hahn passed away in October 2001. He is included in this table as a Named Executive Officer based upon his 2001 compensation. Under the terms of the Company's 2000 Stock Incentive Plan, Mr. Hahn's estate beneficially owns employee stock options to purchase 8,333 shares of the Company's common stock within 60 days of the Record Date.

(9)
Mr. Herrmann beneficially owns 34,676 shares of the Company's common stock and director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date.

(10)
Mr. Matz beneficially owns 29,275 shares of the Company's common stock and director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date.

(11)
Mr. Powers beneficially owns 17,427 shares of the Company's common stock and holds employee stock options to purchase 51,166 shares of the Company's common stock within 60 days of the Record Date.

(12)
Mr. Schoellhorn beneficially owns 183,824 shares of the Company's common stock and holds director stock options to purchase 8,100 shares of the Company's common stock within 60 days of the Record Date.

(13)
Mr. Stine beneficially owns 7,853 shares of the Company's common stock, director options to purchase 5,100 shares of the Company's common stock within 60 days of the Record Date, and 4,229 shares which have been purchased under the Company's Directors Deferred Compensation Plan.

(14)
Mr. Wagner beneficially owns 26,313 shares of the Company's common stock and holds employee stock options to purchase 33,332 shares of the Company's common stock within 60 days of the Record Date.

(15)
Mr. Williams beneficially owns 32,628 shares of the Company's common stock and director options to purchase 8,100 shares of the Company's common stock within 60 days of the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and beneficial owners of more than 10% of a registered class of the Company's securities to file with the Securities and Exchange Commission (the "SEC") reports of initial ownership and reports of changes in ownership of the Company's common stock and other equity securities of the Company. They are also required by the SEC to furnish to the Company copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or prepared by it and any written representations from certain reporting persons that all required forms were filed, the Company believes that during 2001, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except that John M. Eggemeyer, III, Wiliam J. Ruh and the Castle Creek Entities filed one late Form 4.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

        The Bylaws of the Company provide that the authorized number of directors shall not be less than seven (7) nor more than twelve (12) with the exact number of directors to be fixed from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders. On January 23, 2002 the number of directors was fixed at eleven (11). The Board is currently composed of eleven (11) directors, nine (9) of whom were elected at the 2001 Annual Meeting of Shareholders held on May 21, 2001 and two of whom, Timothy L. Blixseth and Timothy B. Matz were appointed by the Board of Directors. Mr. Matz was appointed to the Board on November 8, 2001, and Mr. Blixseth was appointed to the Board on January 23, 2002. Dale E. Walter, who had served as a director of the Company since May 31, 2000, passed away during December of 2001.

        The persons named in the following table will be nominated by Management for election to serve as directors of the Company until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. With respect to such election, absent any specific instruction in the proxies solicited by Management, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all eleven (11) of Management's nominees, or as many thereof as possible under the rules of cumulative voting if any persons are nominated other than by Management. In the event that any of Management's nominees are unable to serve as directors, it is intended that the Proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unable to serve.

        Additional nominations can only be made by complying with the notice provision set forth in the Bylaws of the Company and California law.

Name	Experience	Age	Year First Elected or Appointed Director	Position
Timothy L. Blixseth	President and Owner, Blixseth Group, Inc. (land development)	51	2002	Director
Harold W. Clark	President and CEO/Simmtron Technology, LLC (manufacturer and distributor of computer peripherals); former President and CEO of Valhalla Scientific, Inc. (manufacturer of electronic instrumentation).	69	2001	Director
Stephen M. Dunn	President, Romar Company since 1980; Real Estate Development Brokerage, Consulting, Property Management.	54	2001	Director
John M. Eggemeyer, III	Chairman of the Board of the Company since 2000 and Chairman of the Board of Rancho Santa Fe National Bank from 1995 until the formation of the Company; Founder and Chief Executive of Castle Creek Capital, LLC and Castle Creek Financial, LLC, and Belle Plaine Partners, Inc. which together form a merchant banking organization serving the banking industry; serves as a director of TCF Financial Corporation and Union Acceptance Corporation Bank Illinois FSB.	56	2000	Chairman of the Board and Directors

Barry C. Fitzpatrick	Attorney; Partner, Fitzpatrick & Showen, LLP, Counsels at Law.	55	2001	Director
Robert E. Herrmann	Retired attorney; real estate investor.	75	2000	Director
Timothy B. Matz	Attorney; Partner, Elias, Matz, Tiernan & Herrick, Washington, D.C., 1972 to present.	57	2001	Director
Robert A. Schoellhorn	Chairman and Chief Executive Officer, Marathon Coach, Inc., January 1993 to present; Chairman and Chief Executive Officer, Abbott Laboratories, retired August 31, 1990.	73	2000	Director
Robert A. Stine	President and CEO of Tejon Ranch, Inc. since May 1996; Independent Consultant from March 1995 to April 1996; President and CEO of Collins Development Co. from June 1986 to March 1995.	55	2000	Director
Matthew P. Wagner	President and Chief Executive Officer of the Company. Prior to joining the Company in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp.	45	2001	President and Chief Executive Officer and Director
David S. Williams	President, Williams Plumbing, Inc.	60	2000	Director

The Board of Directors and Committees

        The Committees of the Board of Directors of the Company include the Audit Committee, the Compensation Committee, the Asset Liability Management Committee and the Executive Committee. The Company does not have a Nominating Committee.

1.
Audit Committee

        As of the date hereof, the members of the Company's Audit Committee are Robert E. Hermann (Chairman), Robert A. Stine and David S. Williams. The Audit Committee recommends to the Board of Directors for its approval a certified public accounting firm to conduct the Company's annual audit. In addition, the audit responsibilities of the Company's bank subsidiaries, Pacific Western National Bank and Rancho Santa Fe National Bank, have been delegated to the Audit Committee. The Audit Committee will also (i) confer from time to time with the Company's certified public accountants regarding their audit work and the details thereof, (ii) review management letters of the Company's certified public accounting firm, (iii) meet and consult with the Company's executive and financial officers to discuss accounting policies, (iv) review staffing of the Company's accounting and financial departments and make recommendations to the Board of Directors relating to these departments, and (v) provide assistance and recommendations to the Board of Directors with respect to the general financial needs, policies and practices of the Company.

AUDIT COMMITTEE REPORT

        The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of the Nasdaq. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 28, 2001. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles generally accepted in the United States of America.

        In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, for internal audit services provided by the auditors, and has considered whether the provision of internal audit and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committees' considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards generally accepted in the United States of America, or that the Company's auditors are in fact "independent".

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS

Robert E. Herrmann, Chairman
Robert A. Stine
David S. Williams

April 12, 2002

AUDIT COMMITTEE FEE DISCLOSURE

  Audit Fees

        The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $223,925.

  Financial Information Systems Design and Implementation Fees

        The aggregate fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were zero.

  All Other Fees

        The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $463,125. These fees include $298,215 of audit related services for review of registration statements, issuances of consents, an audit of a subsidiary, internal audit services and review of other SEC filings and $164,910 of non-audit services related to tax compliance and due diligence procedures.

2.
Compensation Committee

        The members of the Company's Compensation Committee are John M. Eggemeyer, III (Chairman), Robert A. Schoellhorn, Barry C. Fitzpatrick and Timothy B. Matz. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters concerning the salaries and benefits, including stock options, for the Company's senior officers.

3.
Asset Liability Management Committee ("ALCO")

        The members of the Company's ALCO Committee are Stephen M. Dunn (Chairman), Timothy L. Blixseth, Harold W. Clark and Matthew P. Wagner. The ALCO Committee monitors compliance by the Company and its subsidiaries with the Company's Asset Liability Management Policy. The objective of the Company's ALCO policy is to manage balance sheet and off-balance sheet instruments to maximize and maintain the spread between interest earned and paid while ensuring the Company's ability to pay liabilities and fund asset growth. The management members of ALCO generally meet monthly and the ALCO Committee of the Board meets quarterly on a formal basis to review management reports as well as determine or change strategies for the next period.

4.
Executive Committee

        The members of the Company's Executive Committee are John M. Eggemeyer, III (Chairman), Stephen M. Dunn, Robert A. Schoelhorn, Timothy B. Matz and Matthew P. Wagner. The Executive Committee reviews and makes recommendations to the Board of Directors with respect to merger and acquisition opportunities. In addition, the Executive Committee is a forum to review other significant matters not addressed by the other board committees and make appropriate recommendations to the Board of Directors.

Number of Meetings and Family Relationships

        During 2001, the Board of Directors met five times, the Audit Committee met three (3) times, the Compensation Committee met two (2) times, the ALCO Committee of the Board met three (3) times and the Executive Committee met five (5) times. There are no family relationships among any of the directors or executive officers of the Company, except that John M. Eggemeyer, III, Chairman of the Board of the Company, and Jeffrey M. Eggemeyer, Senior Vice President of Private Banking of the Company and a director and executive officer of each of the Company's subsidiary banks, are brothers.

Executive Officers

        The following table sets forth, as to each of the persons who currently serves as an Executive Officer of the Company, such person's age, current position and the period during which such person has served in such position.

Name	Age	Position	Year hired by the Company or Subsidiary
Christopher D. Blake	42	President of the Eastern Region of Pacific Western National Bank	2002
Robert M. Borgman	54	Executive Vice President and Chief Credit Officer	2000
Suzanne R. Brennan	51	Executive Vice President and Manager of Operations and Systems	2002
Jeffrey M. Eggemeyer	42	Senior Vice President of Private Banking	2001
Lynn M. Hopkins	34	Executive Vice President and Chief Financial Officer	2002
William T. Powers	61	President of the Desert Region of Pacific Western National Bank	1993
Donald L. Schempp	53	President of Rancho Santa Fe National Bank	2002
Robert H. Sporrer	54	Chief Executive Officer of Rancho Santa Fe National Bank	2002
Michael L. Thompson	56	Executive Vice President—Human Resources	2000
Matthew P. Wagner	45	President and Chief Executive Officer of the Company; President and Chief Executive Officer of Pacific Western National Bank; Chairman of the Board of Rancho Santa Fe National Bank	2000

        Christopher D. Blake is President of the Eastern Region of Pacific Western National Bank. He also serves as a director of Pacific Western National Bank. Mr. Blake joined Pacific Western National Bank in October 1994 and served as Chief Credit Officer until being appointed Chief Operating Officer in December 1999. He became President of the Eastern Region when the bank was acquired by the Company on January 31, 2002. Simultaneous with the Company's acquisition of Pacific Western National Bank, it was merged into First Professional Bank, N.A. and First Community Bank of the Desert. The resulting bank was then named Pacific Western National Bank.

        Robert M. Borgman is Executive Vice President and the Chief Credit Officer of the Company, Executive Vice President and Chief Credit Officer and a director of Pacific Western National Bank, and Executive Vice President and Chief Credit Officer and a director of Rancho Santa Fe National Bank. Prior to joining the Company, Mr. Borgman was Executive Vice President and Chief Credit Officer of Western Bancorp since 1997. Prior to joining Western in August 1997, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado from 1987 to 1997. During the period from 1978 to 1987, Mr. Borgman held the position of Executive Vice President and Manager of Commercial Lending at First Interstate Bank of Denver.

        Jeffrey M. Eggemeyer is Senior Vice President of Private Banking for the Company, a position he has held since May 2001. Prior to joining the Company, Mr. Eggemeyer served as a Vice President in the Wealth Management Division of U.S. Bancorp in Colorado from February 2000. He managed personal investments from April 1998 to February 2000, and served as Managing Director of Institutional Taxable Fixed Income sales at Piper Jaffray from March 1990 to January 1997.

        Suzanne R. Brennan is Executive Vice President and Manager of Operations and Systems for the Company. She also serves as a Director of Pacific Western National Bank and Rancho Santa Fe National Bank. Prior to joining the company on April 1, 2002, Ms. Brennan was President of Summit Consulting Group. Summit Consulting Group was hired to assist two bank holding companies with due diligence and system conversions. Ms. Brennan was Executive Vice President and Manager of Operations and Systems of Western Bancorp from 1997 to 1999 where she managed all bank systems, network and back office operations. Prior to joining Western in 1997, Ms. Brennan was Senior Vice President of U.S. Bancorp in Minneapolis, Minnesota from 1986 to 1997. Prior to joining U.S. Bancorp in 1986, Ms. Brennan was Manager of the securities operations function for the Federal Reserve Bank of Minneapolis since 1981.

        Lynn M. Hopkins is Executive Vice President and Chief Financial Officer of the Company, Executive Vice President and Chief Financial Officer and a director of Pacific Western National Bank, and Executive Vice President and Chief Financial Officer and a director of Rancho Santa Fe National Bank. Prior to joining the Company in April 2002, Ms. Hopkins was the Controller of California Community Bancshares, Inc., a California-based bank holding company, from February 2000 through December 2001 and was appointed Chief Financial Officer of its wholly-owned banking subsidiary, Bank of Orange County, in July 2000. From August 1998 to January 2000, Ms. Hopkins was the Controller of Western Bancorp and the Chief Financial Officer of Southern California Bank. Prior to Western Bancorp, Ms. Hopkins was a Senior Manager with KPMG LLP in the financial services assurance practice.

        William T. Powers is President of the Desert Region of Pacific Western National Bank. He also serves as a director of Pacific Western National Bank. He formerly served as the President and Chief Executive Officer of First Community Bank of the Desert, a position he held from 1993 to January 31, 2002, when the bank was merged into Pacific Western National Bank and First Professional Bank, N.A. Prior to joining First Community Bank of the Desert, he was Senior Vice President and Regional Branch Administrator of El Dorado Bank from 1989 to 1993.

        Donald L. Schempp has served as President of Rancho Santa Fe National Bank since March 7, 2002, when that bank acquired Capital Bank of North County, where he had been President and Chief Executive Officer. Before joining Capital Bank of North County in 1991, Mr. Schempp was President and Chief Executive Officer of 1st National Bank of North County. He previously held various officer positions with Southwest Bank, Lloyds Bank California and Norwest Bank.

        Robert H. Sporrer is Chief Executive Officer of Rancho Santa Fe National Bank. He assumed this position on March 7, 2002, when Rancho Santa Fe National Bank acquired Capital Bank of North County, where he had served as Chairman. Prior to joining Capital Bank of North County in 1987, Mr. Sporrer held various officer positions with First Western Bank, Lloyds Bank California and Wells Fargo Bank.

        Michael L. Thompson has served as Executive Vice President—Human Resources of the Company since September 2000. He also serves as Executive Vice President—Human Resources and as a director of Pacific Western National Bank, and as Executive Vice President—Human Resources and as a director of Rancho Santa Fe National Bank. Prior to joining the Company, Mr. Thompson served as Senior Vice President—Human Resources of Western Bancorp from December 1998 to November 1999. Prior to joining Western Bancorp, Mr. Thompson was Senior Vice President of Human Resources for Citizens Business Bank from April 1989 to December 1998.

        Matthew P. Wagner is President and Chief Executive Officer of the Company, and President and Chief Executive Officer of Pacific Western National Bank. He also serves as a director of the Company and Pacific Western National Bank and Chairman of the Board of Rancho Santa Fe National Bank. Prior to joining the Company in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp. In February 1997, Mr. Wagner was appointed President of Western Bancorp and, in December 1997, he was appointed to the additional post of Chief Executive Officer of Western Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner was an Executive Vice President with U.S. Bancorp in Minneapolis, Minnesota since 1991 and a Senior Vice President since 1985.

Executive Compensation

        The following table sets forth information regarding the compensation earned for the three fiscal years ended December 31, 2001 by Matthew P. Wagner, the Chief Executive Officer of the Company, and the four other most highly compensated executive officers receiving a total annual salary and bonus of $100,000 or more (the "named executive officers"):

Long Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary/ Consultant Fee ($)	Bonus ($)		Other Annual Comp ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARS (#)		LTIP Payouts ($)	All Other Comp ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)
Matthew P. Wagner President and Chief Executive Officer—Company	2001 2000 1999	200,000 66,497 —	— — —		1,790 — —	— — —	50,000 50,000 —		— — —	— — —
Robert M. Borgman Executive Vice President and Chief Credit Officer—Company	2001 2000 1999	125,000 99,904 —	75,000 100,000 —		7,000 — —	— — —	10,000 25,000 —		— — —	— — —
James A. Boyce Former President and Chief Executive Officer of Rancho Santa Fe National Bank; current consultant to the Company	2001 2000 1999	175,000 172,325 156,600	140,000 105,000 78,300		1,790 1,790 —	— — —	— — 15,000		— — —	— — —
Arnold C. Hahn Former Executive Vice President and Chief Financial Officer—Company (deceased October 2001)	2001 2000 1999	104,155 119,792 —	100,000 75,000 —	(1) (1)	3,288 4,538 —	— — —	10,000 25,000 —	(1) (1)	— — —	— — —
William T. Powers President of the Desert Region of Pacific Western National Bank; Former President and Chief Executive Officer of First Community Bank of the Desert	2001 2000 1999	137,680 136,000 136,000	83,616 50,000 26,205		12,444 12,010 12,060	— — —	— — —		— — —	— — —

(1)
During 2001, Mr. Hahn and his estate were paid a $75,000 bonus for 2000 and a $100,000 bonus for 2001. As of December 31, 2001, Mr. Hahn's estate was entitled to exercise options to purchase a total of 8,333 shares. Those options, which were exercisable at the time of his death, will remain exercisable by his estate until October 26, 2002.

Options/SARs Grants in Last Fiscal Year

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
	Individual Grants
	Number Of Securities Underlying Options/SARs Granted (#)	Percent Of Total Options/SARs Granted To Employees In Fiscal Year
			Exercise Or Base Price ($/Share)
Name				Expiration Date	5% ($)	10% ($)
Matthew P. Wagner President and Chief Executive Officer	50,000	19.2%	$17.85	4/26/06	$246,581	$544,880
Robert M. Borgman Executive Vice President and Chief Credit Officer	10,000	3.8%	$17.85	4/26/06	$49,316	$108,976
James A. Boyce Former President and Chief Executive Officer of Rancho Santa Fe National Bank	—	0.0%	N/A	N/A	N/A	N/A
Arnold C. Hahn Former Executive Vice President and Chief Financial Officer of the Company (deceased October 2001)	10,000	3.8%	$17.85	(1)	(1)	(1)
William T. Powers President of the Desert Region of Pacific Western National Bank; Former President and Chief Executive Officer of First Community Bank of the Desert	5,000	1.9%	$17.85	4/26/06	$24,658	$54,488

(1)
Because the options granted to Mr. Hahn in 2001 were not exercisable as to any amount as of the date of his death in October 2001, they are not exercisable by his estate and have no value.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table lists the aggregate number of unexercised options and the value of unexercised in-the-money options at December 31, 2001 (the Company has not granted any stock appreciation rights):

					Value of Unexercised In-the-Money Options/SARs at FY-End
			Number of Unexercised Options/SARs at FY-End (#)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Matthew P. Wagner	0	N/A	16,666	83,334	$85,413	$290,837
Robert M. Borgman	0	N/A	8,333	26,667	$53,125	$130,250
James A. Boyce	0	N/A	30,000	5,000	$292,500	$38,750
Arnold C. Hahn	0	N/A	8,333	—	$39,582	—
William T. Powers	0	N/A	49,500	5,000	$598,875	$12,000

Long Term Incentive Plan Awards in Last Fiscal Year

        No Long Term Incentive Plan Awards were made during the 2000 fiscal year to any of the named executive officers.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors as of the date hereof consists of John M. Eggemeyer, III (Chairman), Robert A. Schoellhorn, Barry C. Fitzpatrick and Timothy B. Matz.

        It is the duty of the Compensation Committee to administer the Company's compensation system and various incentive plans, including its stock option plan and its annual performance bonus plan. In addition, the Compensation Committee reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. The Compensation Committee reviews with the Board all material aspects of compensation for senior officers.

        The Compensation Committee has reviewed the compensation for Matthew P. Wagner, Chief Executive Officer of the Company, and each of the four highest paid executive officers for 2001. It reported to the Board that in the Compensation Committee's opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance. In doing so, the Compensation Committee takes into account how the compensation compares to that paid by competing companies as well as the Company's performance and economic conditions in the Company's service area. Members of the Compensation Committee have also reviewed compensation surveys.

        The Company has adopted a compensation system for its executive officers, among others, designed to communicate and encourage a community banking focus, create an ownership culture, encourage team orientation, compete with the market and reward performance and contributions. It is also designed to be easy to understand and simple to administer. This compensation system is intended to link compensation of the executive officers to the strategic direction of the Company and to key organizational goals. In order to achieve these goals, the Company's compensation system for its executive officers provides base salaries below the median base salary for comparable positions in a peer group of comparable financial institutions with significant upside potential through performance-based annual cash bonuses and stock option grants.

        The annual target cash bonus for the executive officers is based primarily on achievement of the Company's financial goals and other strategic objectives. The measures of achievement include earnings per share, return on equity, return on assets and other strategically important achievements. The target cash bonus for the Company's Chief Executive Officer and the other executive officers are a percentage of base salary tied to achievement of the Company's financial goals. In addition, the Compensation Committee considers stock option grants to the Chief Executive Officer and the other executive officers based on the achievement of certain financial and strategic goals.

        The Company compensates its executive officers in three ways: base compensation, cash bonus and performance stock options.

        Base Compensation.    The Compensation Committee of the Board periodically reviews base compensation. The Chairman of the Board makes recommendations to the Committee for each of the executive officers. The Committee generally requests an opinion from outside compensation consultants and/or banking related salary survey data before it makes any significant adjustment to overall base compensation for the executive group. The Committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but members definitely take into account the Company's performance and compensation levels paid by competitors.

        Annual Cash Bonus—2002.    For 2002, the Committee approved a cash bonus plan for the Company's executives based on reported earnings per share ("EPS") as defined in the Company's Executive Incentive Plan. The following are the EPS goals and bonus percentages that were approved for the Company's executives for 2002:

Achievement Level (% of Plan) Award Opportunities	90%	100%	Over 100%
Company CEO (Grade 1)	60% of Base $	100% of Base $	Board Discretion
Other Executives (Grades 2,3,A)	50% of Base $	80% of Base $	CEO/Board Discretion

        Stock Options.    The Committee has granted stock options to a number of members of senior management, including all of the Company's executive officers. All options were awarded at the market value of the Company's stock on the date of the grant. The Committee made these grants as additional incentive to the Company's senior officers to improve performance to increase the Company's stock price.

        Compensation Philosophy.    The Company has a three-point compensation philosophy, which it reviews in all of its compensation decisions. This philosophy was adopted in 2000.

        The primary goal of the Company's compensation philosophy is to link a substantial portion of executive compensation to the profitability of the Company. The Committee achieves this goal by tying substantial stock option grants and an annual bonus to what it believes is the most significant measure of profitability: EPS. The goals for both the stock awards and the annual bonuses are based on substantial increases in EPS performance.

        The second goal of the compensation philosophy is to attract and retain highly competent executives. The Committee achieves this objective by setting base compensation and incentives at competitive levels and by awarding substantial stock performance awards. Annually, the Committee reviews executive compensation levels paid by competitors of a similar asset size to the Company. The Committee intends to pay at the highest end of the compensation scale, but only if the Company achieves financial performance at the high end of the peer group.

        Finally, the Committee members are not, and never have been, executive officers of the Company. All Committee members are non-employee directors. On certain matters, a smaller group of the Committee acts as a sub-committee in approving performance-based goals and on other matters as required by law.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS

John M. Eggemeyer, III, Chairman
Robert A. Schoellhorn
Barry C. Fitzpatrick
Timothy B. Matz

March 31, 2002

Performance Graph

        The Company's common stock trades on the Nasdaq National Market® under the symbol "FCBP." Prior to June 1, 2000, trading in the Company's common stock (as Rancho Santa Fe National Bank) occurred solely "over the counter" and was not extensive. Consequently, sales price information prior to that date consists largely of quotations by dealers making a market in the Company's common stock and may not represent actual transactions. In addition, trading in the Company's common stock prior to June 1, 2000 was limited in volume and may not be a reliable indication of its market value. As a result, the sales price information for the Company's common stock in the following graph for 1996 through 1999 reflects inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions and may not represent actual transactions. The sales price information for 2001 reflects trades of the Company's common stock on the Nasdaq National Market®.

        The following graph shows the yearly cumulative total return on the Company's common stock with a comparable return on the indicated index for the last five fiscal years. The total return on the Company's common stock is determined based on the change in the price of the Company's common stock and assumes reinvestment of all dividends and an original investment of $100. The total return on the indicated index also assumes reinvestment of dividends and an original investment in the index of $100 on December 31, 1996.

(d)
Defined Benefit or Actuarial Plan Disclosure

        The Company has no defined benefit plan or actuarial plan.

(e)
Compensation of Directors

        On January 25, 2001, the Board of Directors of the Company approved the following options to be granted to non-officer directors of the Company for the year ending December 31, 2001 in lieu of cash compensation:

Chairman of the Board	10,200 shares
Each other non-officer director	2,600 shares

These options were granted as of January 25, 2001, subject to the election of the directors at the 2001 Annual Meeting of Shareholders.

        On January 23, 2002, the Board of Directors of the Company approved the following options to be granted to non-officer directors of the Company:

Chairman of the Board	10,000 shares
Each other non-officer director	2,500 shares

These options were granted as of January 23, 2002, subject to the election of the directors at the Meeting. In addition to these options, the Board approved a $10,000 annual retainer for each of the Company's non-officer directors.

        John M. Eggemeyer, III was appointed to the Board of Rancho Santa Fe National Bank on February 27, 1995 and was appointed Chairman of the Board on that date. Mr. Eggemeyer became Chairman of the Board of the Company on May 31, 2000. Mr. Eggemeyer earned fees of $4,000 during 2001 for his services as Chairman of the Board of Rancho Santa Fe National Bank. Such fees were deferred un the Company's 1995 Directors Deferred Compensation Plan. The Company has also assumed a contract with Belle Plaine Partners, Inc. ("Belle Plaine"), a company involving Mr. Eggemeyer, retaining Belle Plaine as the Company's exclusive financial advisor (the "Belle Plain Contract"). The Belle Plaine Contract may be cancelled by either party on 30 days notice, and provides for the payment of the following fees upon the close of certain transactions: (a) 2% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 3% of the aggregate value of the transaction if the aggregate value is less than $20 million; if the aggregate value is $20 million or more but is equal to or less than $50 million, then 3% of the first $20 million plus 2% of the amount in excess of $20 million; and if the aggregate value is more than $50 million, then 3% of the first $20 million, plus 2% of the next $30 million, plus 1% of the amount in excess of $50 million. Belle Plaine received approximately $458,000 in fees and expenses from the Company in 2001 for financial advice related to the acquisition of First Charter Bank. Belle Plaine is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company. Belle Plaine also received other advisory fees and expenses incurred on behalf of the Company of approximately $111,000 for 2001 under the Belle Plaine Contract.

(f)
Termination of Employment and Change-in-Control Arrangements

Executive Severance Plan

        On January 25, 2001 the Company adopted the Company Executive Severance Plan (the "Severance Plan") pursuant to which certain executives of the Company and its subsidiaries, including the named executive officers, will be entitled to receive a severance payment from the Company if within 24 months after a Change of Control (as defined in the Severance Plan) an eligible executive's employment with the Company or one of its subsidiaries terminates for any reason other than (i) death,

(ii) disability, (iii) termination by the Company or one of its subsidiaries for Just Cause (as defined in the Severance Plan), (iv) retirement in accordance with the normal policy of the Company, (v) voluntary termination by such executive for other than Good Reason (as defined in the Severance Plan) or (vi) the sale by the Company or the Bank which employed the executive before such sale if the executive has been offered employment with the purchaser on substantially the same terms and conditions under which such executive was employed prior to the sale. The amount of the Severance Payment (as defined in the Severance Plan) under the Severance Plan will be equal to such executive's Compensation (as defined in the Severance Plan) multiplied by a multiplier ranging from 1 to 3 depending on the executive's employee grade. In addition, if an executive becomes eligible for a Severance Payment, such executive will also be entitled to welfare benefits for the Severance Period (as defined in the Severance Plan) applicable to such executive. In order to become eligible for Severance Payments under the Severance Plan, the executive must execute and deliver a Release (as defined in the Severance Plan).

2000 Stock Option Plan

        On May 31, 2000, the Board of Directors adopted the First Community Bancorp Stock Incentive Plan (the "2000 Plan"). The 2000 Plan originally provided for the issuance of stock incentives and options to purchase up to 780,000 shares of the Company's common stock. On January 25, 2001, the Board approved an amendment to the 2000 Plan which increased the number of shares of stock subject to the 2000 Plan from 780,000 to 1,075,079 shares (including 95,079 options assumed with the merger of Professional Bancorp, Inc. with and into the Company on January 16, 2001). That amendment was approved by shareholders on May 21, 2001.

        On January 23, 2002, the Board approved an amendment to the 2000 Plan which would increase the number of shares of stock subject to the 2000 Plan from 1,075,079 shares to 1,600,000 shares. The proposed amendment to the Plan is presented to the shareholders of the Company for approval under Proposal 2 below.

Employee Benefit Plan

        Each of the Company's bank subsidiaries has separate 401(k) plans. The Company is currently working towards creating a comprehensive 401(k) plan for all employees of the Company and its subsidiary banks.

Directors Deferred Compensation Plan

        On May 2, 1995, the Board of Directors of Rancho Santa Fe National Bank approved the 1995 Directors Deferred Compensation Plan (hereinafter "the Plan"), and on June 20, 1995 the shareholders of Rancho Santa Fe National Bank approved the Plan. The Plan was effective for fees earned on and after July 1, 1995. On May 31, 2000 by action of its sole shareholder, the Company adopted the Plan. Full power to construe, interpret and administer the Plan is vested with the Administrative Committee (hereinafter "the Committee"), which consists of all non-director executive officers of the Company and chaired by the Chief Financial Officer of the Company. The Board of Directors and the shareholders also approved a trust agreement which established a trust (the "Trust") for deferred amounts, the Directors Deferred Compensation Trust Agreement. First American Trust Company has been appointed trustee of the Trust.

        The Plan allows amendments to be made by the Board from time to time, provided that no such amendment may (without a director's consent) alter rights to payments of amounts already credited to accounts or delay the time at which deferred amounts were scheduled to be paid under the Plan. The Company intends to maintain the Plan and Trust in a manner that will allow ongoing availability of the exemption under SEC Rule 16b-3 (unless a ruling is received indicating that such exemption is not necessary) and therefore currently intends to submit to shareholders for approval any amendments which would materially increase the benefits available under the Plan or the number of shares of common stock of the Company ("Company Stock") which may be issued under the Plan, or materially modify the requirements for participation in the Plan.

        The Plan allows all directors of the Company and outside directors of its subsidiaries, including employee directors, (currently a total of 11 persons), to elect by written notice to defer payment of all or a portion of their director's fees for the next succeeding calendar year. Participation in the Plan is voluntary and directors may change their elections annually. The Plan allows optional deferral of existing fees, with investment of such deferrals in Company Stock. Elections with respect to deferred amounts are to be made in writing by the director prior to the latest to occur of the following: (i) the beginning of the calendar year for which the fees are to be earned; (ii) the director's first day of board service in the year; or (iii) the first day of the calendar month next following the date the director first becomes eligible to participate in the Plan; provided that directors who file Form 4 reports with SEC cannot make elections later than six months prior to the date on which any fees deferred by the director are invested in the Company Stock.

        The Company has established on its books a separate account for each of its directors who participates in the Plan. All deferred amounts are invested in Company Stock and the value of a director's account is measured by the value of and income from Company Stock. At the time a director makes his or her first election, the director may also choose to have deferred amounts contributed to a trust commonly known as a "rabbi" trust, established to aid in the accumulation of assets for payment of deferred amounts. Separate accounts are set up for each director who elects to make deferrals, and the Company may, in its discretion, contribute to the trust an amount equal to the deferred amount, if it is done within five business days after the deferred amount would otherwise be paid to the director.

        The Company pays all administrative expenses of the Plan for its participating directors as well as the applicable portion of trustee's fees and expenses. Fees paid for administration of the Plan in 2001 were $3,667.

        Not later than the next regularly scheduled meeting of the Committee following a director's termination of service, the Committee must direct the trustee to commence distribution of the amounts credited to such director's account and direct the trustee as to the form of payment (whether in cash or in Company Stock). Amounts held in the account are paid in a lump sum or in annual installments, consistent with the method of payment selected by the director at the time the deferral election was initially made. In the event of an "unforeseen emergency", such as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director, beneficiary or dependent, (as defined by Section 152(a) of the Internal Revenue Code), the Committee may determine the amount to be paid from the deferred amount.

        In the event of death, a director's payment shall be made to the persons named in the last written instrument signed by the director and received by the Committee prior to the director's death, and in the event the director fails to name any person, the amounts shall be paid to the director's estate or the appropriate distributee thereof.

        During 2001, six directors of the Company or its subsidiaries (Harold W. Clark, John M. Eggemeyer, III, Barry C. Fitzpatrick, Lynne Heidel, Mark A. LeDoux, and Robert A. Stine) participated in the Plan. As part of the board reductions of the subsidiary-banks during 2001, Ms. Heidel and Mr. LeDoux resigned as directors of Rancho Santa Fe National Bank and their accounts were distributed to them, respectively. At December 31, 2001, the Plan consisted of the following assets:

Value of Assets at beginning of year:	$437,376
Total fees deferred during the year:	18,500
Total interest and dividends earned:	10,935
Distribution of benefits to retiring director:	(43,091)
Net unrealized gain during year:	125,583
Net realized loss on sale or exchange of assets:	16,926

Total balance in Plan at December 31, 2001:	$566,229

Number of shares of stock in Plan at December 31, 2001:	28,300

Total price paid for shares:	$554,680
Cash balance at December 31, 2001:	11,549

Total balance in Plan at December 31, 2001:	$566,229

Certain Transactions

        As discussed above under Compensation of Directors, the Company has entered into a contract for financial advisory services with Belle Plaine Partners, Inc., a company involving Chairman of the Board John M. Eggemeyer, III. In approving this transaction, the Board concluded that the transaction was in the best interests of the Company and was on terms comparable to those prevailing for similar transactions with other persons not having any relationship with the Company.

        Some of the directors, director nominees and executive officers of the Company and its subsidiary banks (the "Banks"), and the companies with which they are associated, are customers of, and have had banking transactions with the Banks in the ordinary course of the Banks' business. Moreover, the Banks expect to have banking transactions with such persons in the future. In the opinion of management of the Company, all loans and lending commitments in such transactions were made in the ordinary course of business in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features. The amount of all such loans, credit extensions and commitments, to all executive officers, directors, director nominees and principal shareholders of the Company, together with their associates, was approximately $7,868,000 on December 31, 2001, constituting approximately 14.2 percent of the Company's equity capital accounts on that date.

Management's Recommendation

        Management recommends a vote "FOR" Proposal 1.

PROPOSAL 2: AMENDMENT TO STOCK OPTION PLAN

Introduction

        The Company's 2000 Stock Incentive Plan (the "2000 Plan") is intended to advance the interests of the Company by encouraging stock ownership on the part of directors, officers and key employees of the Company. The 2000 Plan was approved by the Board of Directors on May 31, 2000 and by the Company's sole shareholder on May 31, 2000. The proposed amendment to the 2000 Plan is presented to the shareholders of the Company for approval under this Proposal 2. As of December 31, 2001, options to purchase 780,011 shares were outstanding, leaving 122,485 shares available for stock options or stock awards as of that date.

        The Board believes it would be in the best interests of the Company to amend the 2000 Plan to provide for the granting of options to purchase up to an additional 524,921 shares of the Company's common stock, for a total of 1,600,000 shares available for options and stock awards. The Board believes that the proposed amendment would have the same advantage for the Company and its shareholders as did the 2000 Plan when it was originally adopted. Incentive will be provided to the Company's key employees, officers and directors to make the Company more successful and its stock more valuable.

Proposed Amendment

        It is proposed that the first sentence of Section 4 of the 2000 Plan be amended to read as follows:

        "Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of Stock Options or pursuant to Stock Awards granted under this Plan shall be 1,600,000 shares in the aggregate (including the shares of Common Stock issuable upon exercise of Stock Options previously granted under Subsidiary Plans)."

        Options or Awards covering the proposed additional shares would be granted pursuant to the same terms as those options already granted by the Company (see "Stock Options" and "Stock Awards" above), including the requirement that the exercise price of each option shall be not less than one hundred percent (100%) of the fair market value of the stock on the date of grant. As of the date of this Proxy Statement, no Stock Awards have been made. If all 902,496 shares granted and available under the 2000 Plan as of December 31, 2001 were exercised, the shares thus purchased pursuant to the exercise of options would constitute 10.7% of the then outstanding shares of common stock of the Company. If those same options were exercised, and options covering all the proposed additional 524,921 shares were also exercised, the shares purchased pursuant to options would constitute 15.9% of the then outstanding shares of common stock of the Company.

Necessary Approval

        The proposed amendment to the 2000 Plan must be approved by a majority of the shares of the Company's common stock present in person or represented by Proxy at the Meeting.

Recommendation of the Board of Directors

        The Board of Directors recommends a vote "FOR" the Proposal 2 to amend the 2000 Plan to increase the number of shares subject to the 2000 Plan from 1,075,079 shares to 1,600,000 shares.

PROPOSALS OF SHAREHOLDERS

        Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by December 20, 2002 for inclusion in the Proxy Statement and form of Proxy relating to that meeting and must comply with the applicable requirements of federal securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934.

        Proxies solicited by the Board of Directors for the 2003 annual meeting will confer discretionary authority to vote on any matter to come before the annual meeting with respect to which the Company does not receive notice prior to March 5, 2003.

OTHER MATTERS

        Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendations of Management on such matters, and discretionary authority to do so is included in the Proxy.

        The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

By Order of the Board of Directors
/s/ LYNN M. HOPKINS
Lynn M. Hopkins, Secretary
Dated: April 19, 2002

PROXY

FIRST COMMUNITY BANCORP
Annual Meeting of Shareholders
May 22, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of First Community Bancorp (the "Company") hereby appoints Stephen M. Dunn and Robert A. Stine, or any one of them, with full power to act alone, my true and lawful attorney(s), agent(s) and proxy with full power of substitution for me and in my name, place and stead to vote and act with respect to all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California, on Wednesday, May 22, 2002, at 10:00 a.m. or at any and all adjournment or adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1.	ELECTION OF DIRECTORS	FOR all nominees listed below except as marked to the contrary below / /	WITHHOLD AUTHORITY to vote for all nominees listed below / /

Timothy L. Blixseth, Harold W. Clark, Stephen M. Dunn, John M. Eggemeyer, III, Barry C. Fitzpatrick, Robert E. Herrmann, Timothy B. Matz, Robert A. Schoellhorn, Robert A. Stine, Matthew P. Wagner, David S. Williams

(Instruction: To withhold authority to vote for any individual nominee, write the name in the space below)

2.    AMENDMENT TO 2000 STOCK INCENTIVE PLAN. To approve an amendment to the Company's 2000 Stock Incentive Plan to increase the number of shares subject to the Plan from 1,075,079 to 1,600,000 shares.

                                                 / /    FOR                                                 / /    AGAINST                                                 / /    ABSTAIN

3.    OTHER BUSINESS. To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                                                 / /    FOR                                                 / /    AGAINST                                                 / /    ABSTAIN

        This proxy confers authority to vote "FOR" each proposal listed above unless "AGAINST" or "ABSTAIN" is indicated. If any other business is presented at said meeting, the holder of this proxy shall be authorized to vote on any other business in such holder's absolute discretion.

        Management recommends a vote "FOR" each of the listed proposals. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Secretary of the Company a duly executed proxy bearing a later date, or an instrument revoking this proxy, in either case specifically referencing this proxy and stating specifically that this proxy is revoked.

Dated	, 2002

Signature
Signature
Please date and sign your name as it appears on your stock certificates. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.

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PROPOSAL 1: ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
AUDIT COMMITTEE FEE DISCLOSURE
PROPOSAL 2: AMENDMENT TO STOCK OPTION PLAN
PROPOSALS OF SHAREHOLDERS
OTHER MATTERS